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August 18, 2004


IMMEDIATE RELEASE

CONTACT:
Cara L. Brown
Vice President and General Counsel
(702) 388-2231
(702) 384-5741 fax

THE MAJESTIC STAR CASINO, LLC ANNOUNCES NON-RENEWAL OF CHIEF OPERATING OFFICER'S EMPLOYMENT CONTRACT

Las Vegas, Nevada, August 18, 2004 -- The Majestic Star Casino, LLC (the "Company") announced today that Michael E. Kelly, Executive Vice President and Chief Operating Officer of the Company, has notified the Company that he will not seek to extend or renew his employment contract. The Company and Mr. Kelly have agreed that his employment will cease on Wednesday, August 18, 2004.

"Michael Kelly has been with us since we opened in 1996 and I want to thank Michael for his contributions to the Company during the past eight years and wish him much success in his future endeavors" said Don H. Barden, President and Chief Executive Officer of Majestic Star Casino. The Company will engage an executive search firm to assist with the recruitment of a new Chief Operating Officer and will begin interviewing potential candidates soon.

The Company is a multi-jurisdictional gaming company wholly owned by Don H. Barden. The Company owns Majestic Star Casino, a riverboat casino in Gary, Indiana and two Fitzgerald-brand casinos in Black Hawk, Colorado and Tunica, Mississippi. The Company's executive offices are located at 301 Fremont Street, 12th Floor, Las Vegas, Nevada 89101. Our website address is www.majesticstarcasino.com and www.fitzgeralds.com.


Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.


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Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to: the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility and our 9-1/2% notes; changes in our financial condition that may cause us to not be in compliance with the covenants contained within the indenture governing the 9-1/2% notes or the loan and security agreement governing the $80.0 million credit facility, and thus causing us to be in default with the trustee for the 9-1/2% notes and the lenders to the $80.0 million credit facility, requiring a payment acceleration on the debt obligations outstanding; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; increased competition in existing markets or the opening of new gaming jurisdictions; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes, particularly in Indiana, as evidenced by the charge in the first quarter of 2004 for retroactive property taxes and the recent ruling in the Aztar case, which denied Aztar's deductions of taxes paid on its casino revenue on its Indiana state income tax return for which the Company's member faces similar issues; other adverse conditions, such as adverse economic conditions in the Company's markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; the risk of our joint venture partner, Trump Indiana, Inc., not making its lease payments when due in connection with the parking facility in Gary, Indiana or to fund the joint venture; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission or otherwise.

For more information on these and other factors, see our most recently filed Form 10-K, Form 10-Q and Form 8-K.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.